Exhibit 21.1
SUBSIDIARIES OF CALAMOS ASSET MANAGEMENT, INC.
The following table lists the direct and indirect subsidiaries of Calamos Asset Management, Inc.

JURISDICTION OF INCORPORATION OR
NAME	ORGANIZATION
Calamos Holdings LLC	Delaware

Calamos Advisors LLC	Delaware

Calamos Financial Services LLC	Delaware

Calamos International Holdings LLC	Delaware

Calamos International Holdings II LLC	Delaware

Calamos International LLP	United Kingdom

Calamos Partners LLC	Delaware

Calamos Property Management LLC	Delaware

Calamos Wealth Management LLC	Delaware